EXHIBIT 99.1

CONFIDENTIAL TREATMENT REQUEST

***  Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ASSET TRANSFER AGREEMENT

This Asset Transfer Agreement (the “Transfer Agreement”) is entered into as of January 13, 2012 (“Execution Date”), by and between GlaxoSmithKline LLC, a Delaware limited liability company, with its principal place of business located at One Franklin Plaza, Philadelphia, Pennsylvania 19101 (“GSK”) and Astex Pharmaceuticals, Inc., a company organized under the laws of Delaware, with its principal place of business located at 4140 Dublin Blvd., Ste. 200, Dublin, CA 94568 (formerly SuperGen, Inc.), (“Astex”). Each of GSK and Astex are hereinafter referred to as a “Party” and together, the “Parties”.

RECITALS

WHEREAS, GSK and SuperGen, Inc. (“SuperGen”) entered into that certain Amended and Restated Commercial Research and License Agreement dated November 9, 2009 (the “Original Agreement”), pursuant to which GSK and SuperGen agreed to engage in a collaborative effort to discover and develop certain compounds, with respect to which GSK was granted an option, exercisable at GSK’s sole discretion, to obtain the exclusive right to further develop and commercialize such compounds for any and all uses in the Field (as defined below) in the Territory (as defined below);

WHEREAS, SuperGen acquired Astex Therapeutics Limited on July 20, 2011 (the “SuperGen Merger”), with the merged entities currently operating as Astex Pharmaceuticals, Inc. and Astex Therapeutics Limited; and

WHEREAS, taking into consideration certain business decisions made by Astex following the SuperGen Merger, it was determined that it would be in the Parties’ interests to terminate the Original Agreement and enter into this Transfer Agreement to transfer the assets generated thereunder and to allow GSK to progress the development of Compounds (as defined below) on the terms set forth in this Transfer Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                 DEFINITIONS

As used herein, the following capitalized terms will have the following meanings, and singular forms, plural forms and derivative forms thereof will be interpreted accordingly:

a.             “Affiliate” means any corporation or other business entity that controls, is controlled by, or is under common control with a Party. A corporation or other entity will be regarded as in “control” of another corporation or entity if it (i) owns or directly or indirectly controls at least fifty percent (50%) of the outstanding shares or other voting rights of the other corporation or entity having the right to elect directors or such lesser percentage that is the maximum permitted to be owned by a foreign entity in those jurisdictions where majority ownership by foreign entities is prohibited, or (ii) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

b.             “Applicable Law” means individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Regulatory Agencies, courts, tribunals, agencies other than Regulatory Agencies, legislative bodies and commissions that are in effect from time to time during the term of this Transfer Agreement and that may be applicable to a particular activity hereunder.

c.             “Astex Group” means, collectively, Astex and its Affiliates and its Sublicensee(s), if any.

d.             “Astex Know-How” means all tangible and intangible (a) techniques, technology, practices, trade secrets, methods, knowledge, test data and results (including pharmacological, toxicological and clinical test data and results thereof), analytical and quality control data, whether stored or transmitted in oral, documentary, electronic or other form, including regulatory documentation; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material; in each case with respect to (a) and (b) above, created by Astex or its Affiliates during the term of the Original Agreement in the course of performing the Research Plan thereunder, that is directly related to Licensed Compounds or Product(s) incorporating Licensed Compounds; but excluding CLIMB and any other practices, methods, techniques, trade secrets, inventions or any other information that Astex owns, controls, uses or may use in the conduct of drug discovery research hereunder or otherwise.

e.             “Astex Patents” means the following Patents:  US Provisional Patent Number [***] and US Provisional Patent Number [***], and any other Patent that claims priority to either of the foregoing, in each case that claim, generically or specifically, the (i) composition of matter of a Licensed Compound(s) and/or Product(s) comprising Licensed Compounds or (ii) method of use of Licensed Compound(s) and/or Product(s) comprising Licensed Compounds.

f.              “Astex Royalty Patents” means, collectively, the Astex Patents, Joint Patents and GSK Patents.

g.             “Astex Technical Information” means all tangible and intangible information, data and results created by Astex or its Affiliates prior to the Effective Date of the Original Agreement, excluding any such information that has been developed or acquired by Astex from Astex Therapeutics Limited as a result of the SuperGen Merger, and

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Controlled by Astex or its Affiliates as of the Execution Date of this Transfer Agreement that is directly related to Licensed Compounds or Product(s) incorporating Licensed Compounds or is otherwise disclosed by Astex to GSK, including all data, or results generated through application of CLIMB to the Project; but excluding CLIMB and any other practices, methods, techniques, trade secrets, inventions or any other information that Astex owns, controls, uses or may use in the conduct of drug discovery research hereunder or otherwise.

h.             “CLIMB™” or “CLIMB” means that certain proprietary process, comprising hardware, software, bench chemistry, synthesis, analysis and testing used by Astex for the purpose of the discovery, evaluation and development of new chemical entities.

i.              “Compassionate Use Sales” means the distribution or sale of Licensed Compounds as experimental therapeutics prior to final Regulatory Approval for use in humans. For purposes of this Transfer Agreement, Compassionate Use Sales will also included “Named Patient Sales” in jurisdictions where the latter term is used for the same or similar purposes (e.g., EU).

j.              “Compound” means a non-nucleoside compound and/or a compound from the ribose series described in Chemotype II on Exhibit A, in either case, whose primary pharmacological mechanism of action is inhibition of [***], including [***] (“[***]”) and/or [***] (“[***]”), as well as: (i) any pro-drugs of such compounds, (ii) any metabolites of such compounds having [***] or [***] target activity, (iii) all stereoisomers of such compounds including salts of (i) (ii) and (iii), and any solvates or polymorphs of such compounds. “Compounds” do not include [***] ([***]) and all stereoisomers, salts, polymorphs, esters and acids of the quinoline series of compounds (as listed in Schedule 2), [***], or analogues of [***], [***] or [***] comprising at least one base of [***] or its derivatives or analogues, including [***].

k.             “Confidential Information” means any proprietary or confidential information or material in tangible form disclosed by one Party to the other hereunder that is marked as “Confidential” at the time it is delivered to the receiving Party, or, if disclosed orally, which is identified as confidential when disclosed, but in all events excluding information that the receiving Party can demonstrate by contemporaneously prepared competent evidence that:

i.      is or becomes part of the public domain other than by acts of the receiving Party in contravention hereof;

ii.     is disclosed to the receiving Party or its Affiliates or Sublicensees by a Third Party who had the right to disclose such information to the receiving Party without obligations of confidentiality to the disclosing Party;

iii.    prior to disclosure hereunder, was already in the possession of the receiving Party or its Affiliates or Sublicensees without obligation of non-use or nondisclosure; or

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iv.    was independently discovered or developed by the receiving Party without reference to or use of Confidential Information of the disclosing Party.

l.              “Control” or “Controlled” means the possession by a Party of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party that exists at the time of such license or sublicense grant.

m.            “EMA” means the European Medicines Agency for the Evaluation of Medicinal Products of the European Union, or any successor agency thereto.

n.             “EU Major Markets” means Italy, Spain, France, Germany and the United Kingdom.

o.             “FDA” means the US Food and Drug Administration and any successor entity thereto.

p.             “Field” means the treatment, prevention, palliation or diagnosis of any disease or condition adverse to human or animal health.

q.             “First Commercial Sale” means, on a country-by-country, Product-by-Product basis, the first sale of a Product to a Third Party for value, including Compassionate Use Sales. Registration samples, inter-company transfers to Affiliates of a Party, transfers to a contract research organization or a healthcare provider solely for clinical trial purposes in each case that do not constitute a sale to a Third Party for value will not constitute a “First Commercial Sale”.  To the extent that “First Commercial Sale” is used in this Transfer Agreement with respect to an Astex Product, then “First Commercial Sale” shall have the meaning set forth above, with all references to “Product” replaced by “Astex Product.”

r.              “GSK Group” means, collectively, GSK and its Affiliates and its Sublicensee(s), if any.

s.             “GSK Patent” means a Patent, other than the Astex Patents, Controlled by GSK, that claim, generically or specifically, the (i) composition of matter of a Licensed Compound(s) and/or Product(s) comprising Licensed Compounds or (ii) method of use of Licensed Compound(s) and/or Product(s) comprising Licensed Compounds.

t.             “IND” means an Investigational New Drug application, as defined in the US Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

u.             “Intellectual Property Rights” means, collectively, all worldwide Patents, copyrights, copyright registrations, trade names, trademarks, service marks, domain names and registrations and/or applications for all of the foregoing, trade secrets, know-how, rights in trade dress and packaging, goodwill and all other intellectual property rights and proprietary rights, whether arising under the laws of the US or the laws of any other state, country or jurisdiction.

v.             “Invention” means any and all ideas, designs, developments, concepts, methods, procedures, processes, improvements, inventions, know-how, technologies, data, discoveries, and reductions to practice, whether or not patentable, which are first made, conceived or first reduced to practice in the course of the joint or separate activities of the Parties and/or their respective Affiliates and subcontractors conducted in connection with the Original Agreement or this Transfer Agreement.

w.            “Joint Invention” means an Invention made jointly by employees or agents of GSK or its Affiliates and Astex or its Affiliates, as determined in accordance with U.S. patent law, or, with respect to a non-patentable Invention, the laws of the jurisdiction in which such Invention was developed.

x.             “Joint Patent” means any Patent claiming a Joint Invention.

y.             “Liabilities” means all debts, duties, liabilities and obligations, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Applicable Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

z.             “Licensed Compound” means those Compounds owned or Controlled by GSK that are:

i.         specifically or generically claimed in the Astex Patents as of the Execution Date of the Transfer Agreement;

ii.        within the generic structures agreed by the Parties and set forth in Exhibit A, attached hereto as of the Execution Date;

iii.       derived from Compounds falling within Section 1.z.ii above; provided that such Compounds are first designed or synthesized by or on behalf of GSK within the twelve (12) month period following the Execution Date.  Exhibit A will be updated to include Compounds included within this Section 1.z.iii no later than the first anniversary of the Execution Date; or

iv.       within the generic structures agreed by the Parties and set forth in Exhibit B.  The structures to be agreed and set forth in Exhibit B will be based on the work being performed as of and after the Execution Date under the Proteros Agreement in accordance with the Work Orders in effect as of the Execution Date, each as amended following the Execution Date, if applicable.  Exhibit B will be agreed and finalized by the Parties no later than the first anniversary of the Execution Date.

aa.           “MM” means million.

bb.          “NDA” means a New Drug Application, as defined in 21 C.F.R. 314.5 et seq. or its successor regulation and all amendments and supplements thereto, filed with the FDA, or any corresponding foreign application, registration or certification, filed with a Regulatory Agency other than the FDA.

cc.           “Net Sales” means, on a Product-by-Product basis, the gross amount invoiced on the last sale of the Product(s) by any member of the GSK Group or Astex Group, as applicable, to a Third Party, less reasonable and customary deductions for (i) actual credits or allowances granted for damaged Products, including withdrawals and recalls, returns or rejection of Products, price adjustments, and billing errors; (ii) actual governmental and other rebates and chargebacks (or equivalents thereof); (iii) actual sales, value-added and other taxes (but in the case of value added taxes only to the extent such taxes are not reimbursable or refundable); (iv) actual customs duties on sales made by such member of the GSK Group or the Astex Group to the such Third Party; (v) normal and customary trade, cash and quantity discounts, allowances, and credits actually allowed or paid such Party; (vi) commissions allowed or paid to Third Party distributors, brokers, or agents other than sales personnel, sales representatives, and sales agents employed by such Party; (vii) transportation costs, including insurance, for outbound freight related to delivery of Product to the extent included in the gross amount invoiced; (viii) the actual amount of any write offs for bad debt directly relating to sales of Product in the relevant royalty reporting period; and (ix) any other items actually deducted from gross invoiced sales amounts, in each case as reported by such Party in its financial statements in accordance with, in the case of GSK’s Net Sales, which is a component of turnover as reported by GSK in its published financial statements, the International Financial Reporting Standards, applied on a consistent basis, and in the case of Astex’s Net Sales, the U.S. generally accepted accounting principles, applied on a consistent basis.

If a Product is sold for consideration other than solely cash, the fair market value of such other consideration, as determined by the Parties in good faith, will be included in the calculation of Net Sales. Sales between or among either Party and its Affiliates or Sublicensees will be excluded from the computation of such Party’s Net Sales, but the subsequent final sales to a Third Party by such Affiliates or Sublicensees will be included in the computation of such Party’s Net Sales.

In the event a combination product (or bundling with any other product, component, or service, for a single price) is formulated, royalties on combination (or bundled) products will be calculated separately by multiplying the total Net Sales of the combination (or bundled) product by the fraction A/(A+B), where A is the actual average total invoice price throughout the Territory, as the case may be, in each calendar quarter of the Product if sold separately (e.g., without other therapeutically or prophylactically active ingredients) and B is the sum of the actual average total invoice price throughout the Territory of all other therapeutically or prophylactically active ingredients or other components of the combination (or bundled) product if sold separately.

In calculating the royalty on a country-by-country basis, the Party shall use the countries representing eighty percent (80%) of the combination product revenues to calculate a weighted average ratio that will then be applied to all other markets globally, it being understood that should said countries represent less than eighty percent (80%) of the combination product revenues as a basis for calculating a weighted average ratio to be applied to other markets, the parties shall then confer in good faith to agree on the selection of the countries to be included in the calculation of the royalty. The markets representing eighty percent (80%) of the total worldwide business shall be assessed on an annual basis of combination product if there are shifts in relative sales of combination product and the selection of the countries to be included in the calculation of the royalty shall be modified based on such assessment.

The Net Sales definition shall be permitted to be amended as appropriate to reflect changes to each Party’s accounting rules (e.g., change from UK GAAP to IFRS) brought by merger, take-over or law, provided that any and all such changes are net neutral to the royalties payable on Net Sales, i.e., royalty rates must be adjusted to account for any such change such that neither Party realizes a gain or a loss from its pre-change position. An example of how the combination net sales mechanism would work is set forth on Exhibit C. The example is for illustrative purposes only and not based on any actual data or country.

To the extent that Net Sales is used in this Transfer Agreement with respect to an Astex Product in relation to which sales give rise to an obligation on Astex to pay royalties to GSK under this Transfer Agreement, Net Sales shall have the meaning set forth above, with all references to “Product” replaced by “Astex Product.”

dd.          “Patent” means (i) all patents and patent applications in any country or supranational jurisdiction in the Territory, (ii) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (iii) foreign counterparts of any of the foregoing.

ee.           “Phase 3” means, with respect to the US, the human clinical trials described in 21 C.F.R. §312.21(c), as may be amended, and, with respect to any other country or jurisdiction, the equivalent of such clinical trial in such other country or jurisdiction.

ff.            “Product” means any pharmaceutical product that contains a Licensed Compound, whether or not as the sole active ingredient, in any dosage form or formulation.

gg.          “Project” means all of Astex’s research and development activities on Compounds conducted during the term of the Original Agreement.

hh.          “Proteros Agreement” means that certain Master Services Agreement between Proteros biostructures GmbH (“Proteros”) and Astex, dated September 6, 2010, including any Work Orders entered into thereunder.

ii.             “Regulatory Agency” means, with respect to any particular country or, where applicable, a multinational jurisdiction, the governmental authority, body, commission, agency or other instrumentality of such country or multinational jurisdiction (e.g., the EMA with respect to the European Union), with the primary responsibility for the evaluation or approval of pharmaceutical products before such products can be tested, marketed, promoted, distributed or sold in such country or multinational jurisdiction, including such governmental bodies, if any, that have jurisdiction over the pricing of such pharmaceutical products. The term “Regulatory Agency” includes the FDA and the EMA.

jj.             “Regulatory Approval” means, with respect to a nation or, where applicable, a multinational jurisdiction, such approvals, licenses, registrations or authorizations that are required to be obtained from a Regulatory Agency prior to the manufacture, marketing and sale of pharmaceutical products for use in the Field in such country or multinational jurisdiction (including, where applicable, pricing approvals necessary to obtain reimbursement).

kk.           “Regulatory-Based Exclusivity Period” means, with respect to a Product (or Astex Product, as applicable) in a country in the Territory, that period of time during which a Regulatory Agency is prohibited from granting final approval of (i) an application to market a Generic Product (as defined in Section (f)(c)iv.2 below), or (ii) an application to market any product that relies upon Regulatory Approval of the applicable Product (or Astex Product) or the safety and efficacy data used to support Regulatory Approval of the Product (or Astex Product).

ll.             “Regulatory Filing” means any filing with a Regulatory Agency relating to the clinical evaluation or Regulatory Approval of a Product, including all Supporting Data. Regulatory Filings include, e.g., INDs and NDAs. Regulatory Filings will include all documents, data and information used or required to support a marketing application, manufacture, sale or distribution of a Product.

mm.         “Research Plan” means the agreed written plan describing the research and development activities that were to be carried out by the Parties under the Original Agreement.

nn.          “Sublicensee” means any entity to which GSK or Astex, as applicable, directly or indirectly sells or distributes, a Product or Astex Product, as applicable (including Third Parties authorized to make and sell a Product or Astex Product and Third Parties that purchase from another that is authorized to make and sell a Product or Astex Product), provided that such Third Party is responsible for some or all of the marketing and promotion of such Product or Astex Product within its portion of the Territory, but excluding wholesalers and physical distributors. For clarity, any contract manufacturer that has rights to sell or otherwise distribute Product(s) or Astex Products will be considered a Sublicensee for purposes of this Transfer Agreement.

oo.          “SuperGen Merger” has the meaning set forth in the preamble.

pp.          “Supporting Data” means all data and information relating to (i) the pharmacological or toxicological properties of any Compound, (ii) any pre-clinical or clinical testing and experience in relation to any Compound and (iii) the chemical composition, synthesis, formulation, compounding, and manufacturing and quality control testing of any Product, to the extent reasonably required for purposes of any application for Regulatory Approval for a Product. Supporting Data will also include, but is not limited to, copies of annual reports, integrated study reports, protocols for clinical research and pre-clinical studies, protocol changes and amendments, Chemistry, Manufacturing and Control (CMC) sections and amendments, safety data, clinical databases, case report forms and access to patient records, toxicity, safety and metabolism reports and data, and pharmacokinetic data and reports and relating to any Product, as well as, in general, data or information which would typically be part of any submission to FDA or other Regulatory Agency for the purpose of obtaining approval of any Product for any indication.

qq.          “Territory” means the entire world.

rr.            “Third Party” means any entity other than the GSK Group and the Astex Group and each of the members thereof.

ss.           “Third Party Claim” means a liability, loss, fine, penalty, damage, expense, action, or claim brought against an Indemnitee (defined herein) by a Third Party, for which such Indemnitee seeks indemnification under Article 10 hereof.

tt.            “Transferred Assets” means the assets set forth on Schedule 1 attached to this Transfer Agreement, which includes the Astex Patents and Astex Know-How.

uu.          “US” means United States of America.

vv.          “US$” means US Dollars.

ww.         “Valid Claim” means a (i) claim of an application for a Patent that has been pending for no more than eight (8) years from the earliest date on which such patent application claims priority, which claim was filed in good faith and has not been cancelled, withdrawn or abandoned, or a (ii) claim within an issued Patent that has not expired, lapsed, or been cancelled, withdrawn, disclaimed or abandoned, and, in each case of (i) or (ii) has not been dedicated to the public, disclaimed, or held unenforceable, invalid, or been cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue or disclaimer.

xx.            “Work Order” means a document that defines and authorizes a project by the vendor, including technical description of the work to be performed, budget and timelines for performance.

yy.          “WuXi Agreement” means the Non-GxP master Services Agreement entered into under that certain Non-GxP Master Services Agreement between WUXIAPPTEC (Tianjin) Co., Ltd. (“WuXi”) and Astex, dated April 7, 2010, including any Work Orders entered into thereunder in furtherance of the Project.

Other Defined Terms

Term	Section
“Abandoned Patent”	Section 8(a)
“Alliance Managers”	Section 1(b)
“Arbitratable Dispute”	Section 12(b)ii
“Astex”	Introductory Clause
“Astex Cost Cap”	Section 3(d)iii.C
“Astex Indemnitee”	Section 10(b)
“Astex Loss”	Section 10(b)
“Astex Product”	Section 6(l)i
“Astex Royalty”	Section (f)(c)i
“District Court”	Section 12(a)ii
“[***] Program”	Section 5(d)
“Execution Date”	Introductory Clause

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“Executive Officers”	Section 12(b)(i)
“Expiration in Entirety”	Section 7(a)
“Force Majeure Event”	Section 13(a)
“Generic Entry”	Section (f)(c)iv.2
“Generic Product”	Section (f)(c)iv.2
“GSK”	Introductory Clause
“GSK Indemnitee”	Section 10(a)
“GSK Loss”	Section 10(a)
“GSK Royalty”	Section 6(l)i
“Indemnitee”	Section 10(c)i
“Indemnitor”	Section 10(c)i
“Party” or “Parties”	Introductory Clause
“Product Expiration”	Section 7(a)
“Rules”	Section 12(b)ii.A
“State Court”	Section 12(a)ii
“Technology Transfer Coordinator”	Section 3(d)ii
“Vendor Materials”	Section 3(d)iii.A

2.                 TERMINATION OF THE ORIGINAL AGREEMENT

(a)        Termination.  The Parties hereby agree that the Original Agreement is terminated effective as of the Execution Date of this Transfer Agreement, except (i) as expressly referenced in this Transfer Agreement, or (ii) with respect to the indemnity obligations under Article 14 of the Original Agreement, which provisions shall continue to survive in accordance with the terms of the Original Agreement.  Neither Party shall have any further liability nor obligation under the Original Agreement, including any provisions which survive termination of the Original Agreement as provided for under Section 9(f) of the Original Agreement.

3.                 TRANSFER OF ASSETS; COOPERATION; ALLIANCE MANAGERS

(a)       Assignment.  Astex hereby assigns, grants, transfers, and delivers to GSK and GSK hereby accepts from Astex, free and clear of all liens, all of Astex’s rights, title and interest in and to the Transferred Assets.

(b)       No Transfer of Liabilities.

i.         As between Astex and GSK, Astex will be solely responsible for and pay, perform and/or otherwise discharge when due those Liabilities arising out of or in connection with the Transferred Assets or the use thereof by Astex or its agents, on or prior to the Execution Date, including any claims filed after the Execution Date that relate to periods prior to the Execution Date, subject to the terms of Section 3(d)(iii)(C) hereof.

ii.        Except as otherwise provided in Section 3(d)(iii)(C), as between Astex and GSK, GSK will be solely responsible for Liabilities arising out of or in connection with the Transferred Assets or the use, marketing or sale thereof by GSK or its agents, after the Execution Date (except to the extent such Liabilities directly relate to activities or events first arising prior to the Execution Date for which Astex is responsible as described above).

(c)        Assignment Agreement.  Astex shall execute and deliver an Assignment Agreement in the form attached hereto as Exhibit D to further effectuate the assignment described in Section 3(a) within thirty (30) days of the Execution Date.

(d)        Technology Transfer.

i.         Generally. As soon as reasonably practicable after the Execution Date, but in no event later than forty-five (45) days after the Execution Date, Astex shall deliver to GSK, at no cost to GSK (A) all tangible embodiments of Transferred Assets, and (B) all Astex Technical Information in its possession to which GSK has a license under Section 4(a). All such tangible embodiments of Transferred Assets and Astex Technical Information shall be shipped EXW GSK’s facilities (as defined in INCOTERMS, 2010 edition, published by the International Chamber of Commerce). After the transfer described above, and for a three (3) month period thereafter, Astex shall use reasonable efforts to cooperate with GSK to provide GSK with any additional Astex Technical Information or Transferred Assets as may be identified and to which GSK has rights under this Transfer Agreement.

ii.        Coordination. Each Party shall cooperate with the other Party to facilitate orderly transfer of Transferred Assets and Astex Technical Information and reasonably uninterrupted research and development of Compounds. In furtherance of the foregoing, each Party will designate an individual to be the point of contact for such Party with respect to the management of the transfer of Transferred Assets and Astex Technical Information to GSK (each, a “Technology Transfer Coordinator”). The name and contact information for such Technology Transfer Coordinators, as well as any replacement(s) chosen by Astex or GSK, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13(c) of this Transfer Agreement. The Technology Transfer Coordinators shall review and determine whether all Transferred Assets and Astex Technical Information has been transferred to GSK in accordance with Section 3(d)(i). If any material deficiencies are discovered, then Astex shall promptly remedy the same by making transfers of any yet to be transferred Transferred Assets or Astex Technical Information.

iii.       Third Party Vendors.

A.    During the term of the Original Agreement, Astex entered into the Proteros Agreement pursuant to which Proteros was conducting research activities in furtherance of the Project as set forth in the Original Agreement. The Parties acknowledge that the activities conducted pursuant to the Proteros Agreement continue to be conducted as of the Execution Date, and are expected to continue to be conducted after the Execution Date. For the avoidance of doubt, all results and materials arising from the work generated prior to the

Execution Date under the Proteros Agreement in connection with the Project are deemed Transferred Assets and tangible embodiments thereof will be transferred to GSK in accordance with Section 3(d)(i) above.  All results and materials arising from the work generated after the assignment of the Proteros Agreement, in accordance with the terms thereof, to GSK after the Execution Date will be owned by GSK (such post-Execution Date results and materials referred to herein as the “Vendor Materials”); provided, that tangible embodiments of such Vendor Materials will be delivered to GSK in connection with this Section 3(d)(iii) and not Section 3(d)(i) above.

B.    From and after the Execution Date, whether or not the Proteros Agreement is assigned to GSK, GSK will be responsible for directing the activities of Proteros conducted thereunder, including amending any Work Orders associated with such activities.  In no event will Astex be permitted to amend Work Orders in furtherance of the Project or work conducted under this Transfer Agreement under the Proteros Agreement, or increase the funding commitments thereunder, without the express prior written consent of GSK.  Tangible embodiments of all Vendor Materials will be transferred to GSK as determined by GSK and Proteros after assignment of the Proteros Agreement to GSK.

C.    Astex will be responsible for all costs incurred in connection with the activities conducted prior to the Execution Date under the Proteros Agreement.  In addition, Astex will be responsible for costs incurred in connection with activities conducted after the Execution Date under the Proteros Agreement; provided, that Astex’s responsibility for such costs will not exceed [***] Dollars ($[***]) (the “Astex Cost Cap”) for a period not to exceed six (6) months from the Execution Date; and provided, further that if the total costs incurred in connection with activities conducted after the Execution Date under the Proteros Agreement during such six (6) month period exceed the Astex Cost Cap, then GSK will be responsible for all excess costs.  GSK will have the right to deduct from any milestones due to Astex all costs in excess of the Astex Cost Cap incurred by GSK during such six (6) month period, subject to the following sentence.  For purposes of clarity, and notwithstanding the foregoing, to the extent permissible, GSK may amend the Proteros Agreement, or any Work Order thereunder as it relates to this Transfer Agreement; provided, that any additional costs incurred as a result of such amendment would be borne by GSK regardless of whether or not such costs exceed the Astex Cost Cap.

iv.       Additional Services. In the event that GSK requests Astex to provide GSK with any materials or services beyond those set forth in this Article 3, such materials and/or services shall be scheduled and provided by Astex to GSK on such terms and conditions as may be mutually agreed between the Parties at the time of any

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such request, if, and only if, each of the Parties mutually desire to engage in the transfer or provision of such additional materials or services.

(b)        Alliance Managers. Promptly after the Execution Date, each Party shall appoint an individual to act as alliance manager for such Party (each, an “Alliance Manager”). Each Alliance Manager will serve as the primary point of contact for the Parties regarding the activities contemplated by this Transfer Agreement and will assist in the facilitation of such activities hereunder as needed, including assisting the Technology Transfer Coordinators as set forth in Section 3(d)(ii).  The name and contact information for such Alliance Managers, as well as any replacement(s) chosen by Astex or GSK, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13(c) of this Transfer Agreement.

4.                 LICENSE; NON-COMPETE

(a)   License.  Astex hereby grants to GSK a worldwide, perpetual, irrevocable (except as provided in Section 7(d)(iv)) non-exclusive license, with the right to sublicense, under the Astex Technical Information to make, have made, use, sell, offer for sale and/or import Licensed Compounds and Products in the Field in the Territory.

(b)

Limited Non-Compete. For a period of three (3) years following the Execution Date, Astex will not conduct research, development or commercialization activities specifically targeted at identifying Compounds.

(c)

Other Astex Programs. GSK acknowledges and understands that Astex has discovered and developed, and may continue to discover and develop, [***] or [***] comprising at least one base of [***] or its derivatives and analogues, including [***], and further, that Astex and its licensees and Sublicensees may directly or indirectly continue to develop such compounds, including stereoisomers, salts and polymorphs thereof, unabated and unaffected by this Transfer Agreement and such activities will not be deemed to be a violation of Section 4(b).

5.                 DEVELOPMENT, MANUFACTURING, REGULATORY AND COMMERCIALIZATION

(a)   GSK Responsibility.  GSK, either itself and/or by and through its Affiliates or Sublicensees, shall be solely responsible for, and have full control and authority over, all development, registration, manufacturing, marketing, advertising, promotional, launch and sales activities in connection with Compounds and Products in the Field in the Territory.  Except as otherwise provided in this Transfer Agreement, all costs associated with such activities shall be borne solely by GSK.  GSK shall be responsible for maintaining a safety database with respect to Compounds and reporting all adverse drug reaction experiences related to Compounds in connection with the activities of GSK, its Affiliates or Sublicensees under this Transfer Agreement to the applicable Regulatory Agencies, in accordance with all Applicable Law and GSK’s internal policies.  GSK shall

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prepare, own and maintain all Regulatory Materials, including all applications for Regulatory Approval and Regulatory Approvals obtained from Regulatory Agencies in the Territory in connection with any Compounds.

(b)   GSK Control.  GSK shall have final decision-making authority, in its sole discretion, relating to the activities set forth in Section 5(a) above, with respect to all Compounds and Products in the Territory, including pricing and reimbursement, advertising and promotional materials, packaging, sales force training and all interactions with Regulatory Agencies regarding the commercialization of Products.  GSK shall have sole authority and responsibility for distributing and booking all sales of the Products in the Territory.

(c)   Reporting.  On an annual basis commencing with the first anniversary of the Execution Date, GSK will provide a written report to Astex describing material achievements in connection with the research, development and registration (including Regulatory Approval) of Compounds, Licensed Compounds and Products in the Field in the United States, EU Major Markets and Japan.

(d)   Abandonment of Licensed Compounds.  If GSK ceases all development and/or commercialization of all Licensed Compounds and/or Products (the “[***] Program”) as determined by the appropriate senior manager or management committee within GSK, then GSK will offer Astex the opportunity, in writing, to assume responsibility for the [***] Program.  Within thirty (30) days of Astex’s receipt of GSK’s written notice, Astex will notify GSK whether it desires to assume responsibility for the [***] Program, through license or assignment or otherwise.  Thereafter, the Parties will have a period of sixty (60) days to negotiate the terms of such arrangement, including provisions for, inter alia, the transfer of intellectual property assets and physical assets, including Compounds, Licensed Compounds and/or Products and Regulatory Filings, manufacturing and supply of Licensed Compounds and/or Products, assignment of relevant third party contracts, conduct of on-going clinical trials and technical assistance; provided, that the terms will include additional provisions regarding financial compensation to GSK which will take into consideration the stage of development of the Compounds, Licensed Compounds and/or Products at the time GSK ceases the [***] Program.

6.                 MILESTONES; ROYALTIES

(a)   Licensed Compound Milestones. GSK shall make the following one-time, non-refundable payments to Astex with respect to the first Licensed Compound to achieve the following milestones:

Event	Payment US$MM
First dosing in a Phase 3 clinical trial	[***]
First Regulatory Approval by FDA	[***]
Regulatory Approval in 3 of 5 EU Major Markets	[***]
First Regulatory Approval by the Japanese MHLW	[***]
TOTAL	[***]

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(b)   All milestone payments shall be paid within sixty (60) days from the date of receipt of an invoice from Astex. GSK will promptly notify Astex of the achievement of any of the foregoing milestones no later than ten (10) days from the date each such milestone is achieved.

(c)   Royalty to Astex.

i.          Royalty Rate. Subject to Section (f)(c)ii-iv, on a Product-by-Product and country-by-country basis GSK shall pay to Astex a royalty rate of [***] percent ([***]%) on Net Sales of each Product during a calendar year, in those countries of the Territory in which there is a Valid Claim of an Astex Royalty Patent (“Astex Royalty”).

ii.         Astex Royalty Term. The royalty term for payment of the Astex Royalty will commence upon First Commercial Sale and will expire on a country-by-country basis upon the later of either (A) expiration in such country of the last Valid Claim within the Astex Royalty Patents that claims the composition of matter or approved method of use of the Licensed Compound included in the Product, or (B) ten (10) years after such First Commercial Sale in such country, except as otherwise provided in Section 6(c)(iii).

iii.        Regulatory-Based Exclusivity Period.  Notwithstanding the foregoing in Section (f)(c)ii), if, after expiration of the last Valid Claim within the Astex Royalty Patents in a country that claims the composition of matter or approved method of use of the Licensed Compound included in the Product, Astex can prove by reasonably satisfactory documentary evidence, which is not contradicted by reasonably satisfactory documentary evidence provided by GSK, that there exists Regulatory-Based Exclusivity with respect to such Product in such country, GSK shall continue to pay the Astex Royalty to Astex as set forth in Section 6(c)(i) for so long as such Regulatory-Based Exclusivity Period continues in such country.

iv.            Royalty Reductions.

1.     For countries where there is no Valid Claim within the Astex Royalty Patents as described above and the Regulatory-Based Exclusivity Period has expired, the royalty rate will be reduced by [***] percent ([***]%) so

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long as Generic Entry has not occurred.

2.     If at any time, but only for so long as (1) a Third Party’s product(s) having the same active ingredient as a Product (each, a “Generic Product”) enters the market in a given country, and (2) such Generic Product(s) account for more than [***] percent ([***]%) of aggregate unit sales of the Product and such Third Party product(s) in the given country, as determined by, e.g., an IMS Health Inc. market measurement study (“Generic Entry”), the applicable Astex Royalty will be reduced by [***] percent ([***]%) in such country.

3.     By way of example only, (1) in a country where there is no Valid Claim of any Astex Royalty Patent as described in Section 6(c)(ii)(A) above, the royalty rate reduction will be [***] percent ([***]%); (2) in a country where there has been Generic Entry, as described in Section 6(c)(ii)(B) above, the royalty rate will be reduced by [***] percent ([***]%) in such country whether or not a Valid Claim of any Astex Royalty Patent exists in such country.

(d)   Third Party Licenses for GSK Development, Manufacture or Commercialization Activities. With respect to any license necessary for the development, manufacture or commercialization of a Licensed Compound as determined by GSK, GSK shall be responsible for satisfying all costs and payments of any kind (including all upfront fees, annual payments, milestone payments and royalty payments) for any such licenses and GSK may credit up to [***] percent ([***]%) of its direct costs associated with acquiring such license(s) against any royalty payments due to Astex; provided, that such credit shall not cause the Astex Royalty to be reduced to less than [***] percent ([***]%); provided, that GSK shall have the right to carry forward for application against Astex Royalties payable with respect to such Product in future periods any uncredited amount.  For purposes of clarity, any such license must be obtained by GSK from a Third Party that is not a member of the GSK Group.

(e)   Royalty Offset Reduction. If the GSK Group uses the technology covered by a license as described in Section 6(d) above for products other than Licensed Compounds and Products, then the costs associated with such license that are offset against the Astex Royalties payable to Astex will be reduced from a maximum of [***] percent ([***]%), by the ratio of the costs associated with the number of such other products in relation to the costs associated with the Products.  By way of example only, if the GSK Group uses such a technology to manufacture [***] ([***]) other products with a total combined cost of $[***] and [***] ([***]) Product with a total cost of $[***] then the royalty offset reduction will be [***] percent ([***]%), or $[***]/($[***] + $[***]).

(f)    Payment, Reporting and Timing. Astex Royalties shall be paid quarterly within sixty (60) days after the end of each calendar quarter on a Product-by-Product, country-by-country

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basis. GSK shall submit to Astex within sixty (60) days after the end of each calendar quarter, on a Product-by-Product, country-by-country basis, a written report showing Net Sales, Net Sales unit volume sold, the Astex Royalties payable in US Dollars and the method used to calculate the royalty and the exchange rates.

(g)   Currency Conversion. All amounts set forth in this Transfer Agreement, or in any Exhibit, are in US Dollars. If any currency conversion will be required in connection with the calculation of royalties or other payments hereunder, the royalties or other payments due hereunder will be reported in US Dollars, calculated using the average exchange rates as calculated and utilized by GSK’s group reporting system and published accounts for its own purposes.  As of the Execution Date, the method used by GSK is sourced from Reuters/Bloomberg, with US spot rates supplied on a daily basis.

(h)   Taxes.

i.          Deductions and Withholdings.  All amounts due under this Transfer Agreement shall be paid in full without deduction for any applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, except for tax legally required to be withheld. If a law or regulation of any country of the Territory requires withholding of taxes of any type, levies or other charges with respect to any amounts payable hereunder to Astex, then GSK shall promptly pay such tax, levy, or charge to the proper governmental authority and shall furnish Astex with proof of such withholding or similar tax in a form in accordance with the relevant taxation authority as evidence of such payment. GSK shall have the right to deduct any such tax, levy or charge actually paid from payment due to Astex or be promptly reimbursed by Astex if no further payments are due to Astex.  GSK agrees to provide reasonable assistance to Astex in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted and in obtaining a repayment of tax withheld or deducted. As GSK and Astex are both U.S. tax residents, each Party hereto acknowledges and agrees that it is not required by any Applicable Law to make (and shall not make) any deduction or withholding for or on account of any tax, levy or other governmental charge from any payment to be made by the other party under this Transfer Agreement, unless either party transfers or assigns this Transfer Agreement or its rights or obligations under this Transfer Agreement to a foreign party or foreign Affiliate or otherwise becomes a resident for taxation purposes in any country of the Territory other than the United States.

ii.       Assignment or Change in Tax Residency of GSK. In the event that GSK assigns or transfers its rights or obligations under this Transfer Agreement, under Section 13(d) or otherwise, or that GSK becomes resident for taxation purposes in any country of the Territory other than the United States, any amounts payable hereunder to Astex shall be made without any deduction for or on account of any tax, levy or charge imposed by any law or regulation of any country of the Territory. If GSK or its assignee or transferee is compelled to make any such deduction, it shall pay to Astex such additional amounts as are necessary to ensure receipt by Astex of the full amount which Astex would have received but for the deduction. GSK agrees to provide reasonable assistance to Astex in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted and in obtaining a repayment of tax withheld or deducted. If Astex receives a tax credit or other tax benefit for such taxes required to be withheld and paid by GSK then Astex shall reimburse GSK the amount of the tax credit or other tax benefit actually received and utilized by Astex (net of taxes incurred by Astex with respect to such tax credit or tax benefit); provided, however, that in the event a taxing authority denies the tax credit or other tax benefit claimed by Astex, then Astex shall notify GSK of such denial and GSK shall within forty-five (45) days of receipt of such notice return to Astex the amount of the tax credit or other tax benefit disallowed.

(i)    Method of Payment; Late Fees. Payments to be made by GSK to Astex hereunder shall be paid by bank wire transfer in immediately available funds to such bank account as is designated by Astex from time to time. Any undisputed payments due under this Transfer Agreement which are not paid by the date such payments are due will bear interest to the extent permitted by Applicable Law at the prime rate announced by Citibank, N.A. for the applicable time period plus five percent (5%). The foregoing shall exclude (i) changes to bank details (e.g., IBAN or SWIFT code) less than ten (10) days prior to payment by GSK or (ii) bank errors made by or on behalf of GSK’s bank.

(j)    Records and Inspection. GSK and its Affiliates and Sublicensees shall keep complete and accurate books and records in sufficient detail to permit Astex to confirm the accuracy of all payments due hereunder. Such books and records shall be kept for three (3) years (or such other period of time as required by GSK’s records retention policies) following the end of the calendar quarter to which they pertain. Astex will have the right to have such books and records audited by a Third Party representative reasonably acceptable to GSK under confidentiality obligations no less strict than as set forth in Article 9 (a nationally recognized accounting firm) relating to the accuracy of all payments due hereunder for the preceding one (1) year.  Astex may conduct such audits during normal business hours no more than once in any twelve (12) month period upon at least ninety (90) days’ prior written notice to GSK.  Astex shall bear the cost of such audit, except that if the audit determines that GSK has made an underpayment with respect to the audited period that is greater than five percent (5%) of all amounts due in such audited period, then GSK shall reimburse Astex for all costs incurred by Astex in connection with the audit, including reasonable, documented, travel expenses actually incurred by Astex or its Third Party auditor. If the audit validly determines that there has been any underpayment, GSK shall promptly reimburse Astex the amount of such underpayment together with interest on such unpaid amounts at the rate set forth in Section 6(i). If the audit validly determines that GSK has made an overpayment with respect to the audited period, GSK will be allowed to credit the overpayment against future royalty payments due to Astex, without interest.

(k)   Royalties for Combination or Bundled Products. Notwithstanding anything else contained in this Article 6, in the event a combination or bundled Product is sold, the Net Sales for such combination or bundled Product will be calculated in accordance with the formula set forth in Section 1(v) and the applicable royalty rate will be applied to such Net Sales amount.

(l)    Royalty to GSK.

i.          Royalty Rate.  If GSK assigns its right, title and interest in and to an Abandoned Patent to Astex as set forth in Section 8(a) and, subject to Section 4(b), Astex thereafter commercializes any product comprising a Compound specifically or generically claimed within such Abandoned Patent (each, an “Astex Product”), then Astex will pay GSK royalties on an Astex Product-by-Astex Product and country-by-country basis, at a rate of [***] percent ([*]%) of Net Sales of each Astex Product during a calendar year, in those countries of the Territory in which there is a Valid Claim of an Abandoned Patent (“GSK Royalty”).

ii.         GSK Royalty Term.  The royalty term for payment of the GSK Royalty will commence upon the First Commercial Sale of an Astex Product and will expire on a country-by-country basis upon the later of either (A) expiration in such country of the last Valid Claim within the applicable Abandoned Patent that claims the composition of matter or approved method of use of the Compound included in such Astex Product; and (B) ten (10) years after such First Commercial Sale in such country, except as otherwise provided in Section 6(l)(iii).

iii.        Regulatory-Based Exclusivity Period.  Notwithstanding the foregoing in Section 6(l)(ii), if, after expiration of the last Valid Claim within the Abandoned Patents that claims the composition of matter or approved method of use of the Compound included in the Astex Product in a country, GSK can prove by reasonably satisfactory documentary evidence, which is not contradicted by reasonably satisfactory documentary evidence provided by Astex, that there exists Regulatory-Based Exclusivity with respect to such Astex Product in such country, Astex shall continue to pay the GSK Royalty to GSK as set forth in Section 6(l)(i) for so long as such Regulatory-Based Exclusivity Period continues in such country.

iv.        The terms of Sections 6(f) through and including 6(k) shall apply mutatis mutandis to the payment of GSK Royalties, with all references therein to “GSK” replaced by “Astex”, all references to “Astex” replaced by “GSK”, all references to “Product” replaced by “Astex Product” and all references to “Astex Royalty” replaced by “GSK Royalty”.

7.     TERM AND TERMINATION

(a)   Term. This Transfer Agreement will become effective upon the Execution Date and will continue thereafter in full force and effect on a Product-by-Product and country-by-

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country basis, unless terminated sooner in accordance with the terms hereof, or until it expires on a Product-by-Product and country-by-country basis upon the expiration of GSK’s obligation to pay the Astex Royalty or other consideration to Astex hereunder in the applicable country with regard to the applicable Product (such expiration of this Transfer Agreement with respect to a particular Product in a particular country in the absence of termination is referred to herein as “Product Expiration” and such expiration of this Transfer Agreement with respect to all Products under this Transfer Agreement in all countries is referred to herein as “Expiration in Entirety”).

(b)   Bankruptcy-Related Events.

i.          Either Party may terminate this Transfer Agreement upon (A) the bankruptcy, liquidation or dissolution of the other Party; or (B) the filing of any petition (voluntary or involuntary) for bankruptcy, dissolution, liquidation or winding-up of the affairs of the other Party which is not dismissed within ninety (90) days after the date on which it is filed or commenced; or (C) the proposal by a Party to be a party to any dissolution or liquidation; or (D) assignment by a Party of substantially all of its assets for the benefits of creditors.

ii.         If an event as described in Section 7(b)i above occurs, all rights and licenses granted under or pursuant to this Transfer Agreement by one Party to the other Party are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as such term is defined in Section 101(35A) of the Bankruptcy Code. The Parties agree that all Intellectual Property Rights licensed hereunder are part of the “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

(c)   Termination for Material Breach. GSK may terminate this Transfer Agreement, as a whole, at any time with sixty (60) days prior notice if Astex materially breaches this Transfer Agreement and such material breach is not cured by Astex within thirty (30) days after GSK provides Astex with written notice of such breach; provided, that if such material breach cannot be cured using reasonable efforts within such 30-day period and Astex has within such time period promptly submitted a written plan to cure such material breach, with a cure date reasonably acceptable to GSK, then GSK may terminate this Transfer Agreement upon the earlier of the cure date agreed to by GSK, or the date Astex ceases reasonable efforts to cure such breach.  In the event that the Parties cannot in good faith agree as to whether an act or omission is a material breach, the Parties agree to submit the matter to arbitration for dispute resolution, who shall finally decide the matter in accordance with Section 12(b)ii of this Transfer Agreement.

(d)   Effect of Expiration or Termination. Upon Expiration in Entirety or termination of this Transfer Agreement in its entirety for any reason, all rights and obligations of the Parties hereunder will cease, except as explicitly provided for below:

i.          Accrued Rights and Obligations. Termination or any expiration of this Transfer

                                    Agreement for any reason will not release any Party hereto from any liability that, at the time of such termination, has already accrued to the other Party or that is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity that accrued or are based upon any event occurring prior to such termination.

ii.                           Confidential Information. Upon termination of this Transfer Agreement by either Party for any reason, the rights of each Party to retain and use the Confidential Information of the other to exercise its rights will be as set forth in this Section 7(d); provided, however, that each Party may retain a single archival copy of the other Party’s Confidential Information solely for the purpose of determining the extent of disclosure of such Confidential Information hereunder and assuring compliance with the surviving provisions of this Transfer Agreement.

iii.                        GSK Rights Upon Product Expiration. Upon Product Expiration in any country with regard to a particular Product, GSK shall have a fully paid-up, non-exclusive, perpetual license to use the applicable Astex Technical Information to make, have made, use, sell, offer for sale and import Products in the Field in the applicable country.

iv.                       Rights Upon Termination Pursuant to Section 7(b). Upon termination of this Transfer Agreement pursuant to Section 7(b), all licenses granted to the Party to which the Section 7(b) event applies will terminate concurrently.

v.                          Rights Upon Other Terminations. If GSK terminates this Transfer Agreement pursuant to Section 7(c), then the following provisions will apply:

A.           The license granted to GSK pursuant to Section 4(a) shall continue in full force and effect; and

B.             GSK shall make milestone payments to Astex under Section 6.1 at [***] percent ([***]%) of the amounts set forth therein, when and if they become due.

(e)          Survival. Upon expiration or termination of this Transfer Agreement for any reason, the following will survive such expiration or termination, subject to any later termination dates provided for therein: Sections 1, Sections 5 and 6 (to the extent payments are due but unpaid as of the effective date of termination and to the extent the provisions of Section 6 relate to payment obligations), 7(d), 8, 9, 10, 11, 12, 13 and this Section 7(e).

8.              INTELLECTUAL PROPERTY.

(a)          Filing and Prosecution of Astex Patents.  GSK shall be responsible, at its sole cost and in its sole discretion, for filing, prosecuting, maintaining, defending and enforcing all Astex

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Royalty Patents; provided, that the Parties acknowledge and agree that as of the Execution Date, no GSK Patents or Joint Patents exist.  If GSK decides to abandon any Astex Royalty Patent in any country (each, an “Abandoned Patent”), then GSK shall use reasonable efforts to notify Astex of such decision in writing at least sixty (60) days prior to the date on which the next action or filing is due to be taken with respect to such Abandoned Patent.  Upon receipt of such notice, Astex shall have fifteen (15) days to notify GSK of its interest in having all right, title and interest in and to such Abandoned Patent assigned to it.  Thereafter, Astex shall be responsible, at its sole cost and in its sole discretion, for filing, prosecuting, maintaining, defending and enforcing such Abandoned Patent.  For the avoidance of doubt, the assignment of any Abandoned Patent to Astex under this Section 8(a) shall not require GSK to transfer or assign any Compounds or any other information, know-how or materials, including Astex Know-How or Astex Technical Information to Astex, or to otherwise enable Astex to develop, manufacture or commercialize Compounds claimed in any Abandoned Patent in any way.

(b)         Infringement Claims.  If infringement of any Patent is asserted by a Third Party in connection with the development, manufacture or commercialization of Licensed Compounds or Products, GSK will have the exclusive right to defend and control the defense thereof, using counsel of its choosing, at its expense.  If infringement by a Third Party of an Astex Patent is discovered by GSK, GSK will have the exclusive right to defend and control the defense thereof, using counsel of its choosing, at its expense.  GSK will have the right to settle any action or suit described in this Section 8(b), and retain to all recoveries awarded in connection with such action, suit or settlement.

(c)          Regulatory Data Protection. GSK will have sole decision-making authority with respect to the determination of whether or not to submit any Astex Royalty Patents to the applicable Regulatory Agencies for listing in the “Orange Book” in the United States and the Canadian Patent Registry.

9.              CONFIDENTIALITY

(a)          Treatment of Confidential Information.  Except as otherwise provided in this Article 9, GSK and its Affiliates shall retain in confidence and use only for purposes hereof any Confidential Information supplied by or on behalf of Astex to GSK and its Affiliates hereunder, and Astex shall retain in confidence and use only for purposes hereof any Confidential Information supplied by or on behalf of GSK to Astex hereunder.  For purposes of clarification, (a) all information, data and materials contained in any Transferred Assets shall be deemed to be Confidential Information of GSK, (b) the WuXi Agreement and its terms and conditions shall remain Astex Confidential Information, and (c) all other Confidential Information exchanged during the term of the Original Agreement shall remain subject to the terms and conditions of this Article 9.

(b)         Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights hereunder or any rights which survive termination or expiration hereof, GSK and Astex may disclose Confidential Information of the other Party to their respective Affiliates, Sublicensees, consultants, outside contractors, clinical investigators or other Third Parties provided that such entities or persons agree in writing (i) to keep such Confidential Information confidential to the same extent as GSK and

Astex are required to keep such Confidential Information confidential, and (ii) to use such Confidential Information only for such purposes as GSK and Astex are entitled to use such Confidential Information.  Each Party or its Affiliates or Sublicensees may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure (A) is reasonably necessary to obtain patents or authorizations to conduct clinical trials with or to market commercially the Products, or Astex Products, as the case may be, provided such Party is otherwise entitled to engage in such activities hereunder; or (B) is otherwise required by Applicable Law; provided that if a Party is required to make such a disclosure under Section 9(b)B, it shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such a disclosure or to apply for confidential treatment or a protective order and take reasonable efforts to limit such disclosures to the minimum extent possible.

(c)          CLIMB. At no time will Astex be required to disclose information related to CLIMB other than information that is generated as a direct result of the application CLIMB; such information in this context is strictly limited to Compounds and Licensed Compounds.

(d)         Terms of the Transfer Agreement.  Each of the Parties agrees not to disclose the terms of this Transfer Agreement to any Third Party other than Affiliates or Sublicensees without the prior express written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except (i) to advisors, legal counsel, existing and potential investors and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof, (ii) as required by any court or other governmental body or as otherwise required by law in accordance with Section 9(b) above; (iii) in confidence, in connection with the enforcement of this Transfer Agreement or rights under this Transfer Agreement; (iv) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; (v) as advisable or required in connection with any government or regulatory filings, including filings with the SEC, provided that the filing Party consults in good faith with the Party whose Confidential Information is to be disclosed with respect to the specific disclosure and seeks confidential treatment to the extent reasonably practical; and (vi) as required to be disclosed in such Party’s financial statements as reasonably required or recommended by such Party’s independent auditor.

(e)          Publicity.  On or promptly after the Execution Date, Astex may issue a public announcement of the execution of this Transfer Agreement in the form mutually agreed by the Parties.  Except as may be required by law, stock exchange or regulatory authority, neither Party nor any of their respective Affiliates, shall originate any publicity, news release or other public announcement, written or oral, relating to the confidential terms or conditions contained herein without the prior express written approval of the other Party, and agreement upon the nature and text of such announcement or disclosure, which approval shall not be unreasonably withheld.  Each of the Parties understands that the other Party may be required under Applicable Law to timely announce of the progression of a Product through clinical development for regulatory or other purposes, e.g., a US Securities and Exchange Commission 8K filing for a material event. A Party desiring to make any such public announcement or other disclosure shall seek confidential treatment to the extent reasonably practical and shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release or disclosure, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure or request confidential treatment thereof.  Unless disclosure is required by law in a shorter period of time, the Party receiving the proposed release will have at least five (5) days to review any such release.

(f)            Publication.  It is understood and agreed that as of the Execution Date, Astex shall not have the right to publish any information regarding the research or development of Licensed Compounds, whether such research or development was conducted during the term of the Original Agreement or under this Transfer Agreement, without the prior written consent of GSK, which consent GSK may withhold in its discretion; provided, that if GSK consents to such publication, then GSK shall have the right to review, comment on and approve such publication which shall be made in accordance with all relevant GSK policies and procedures, including all policies regarding scientific engagement.  For the avoidance of doubt, GSK or its Affiliates shall have the right to publish or publicly disclose results of activities conducted under this Transfer Agreement in its sole discretion; provided, that GSK shall provide Astex with a copy of such proposed publication no less than thirty (30) days (ten (10) days in the case of abstracts) prior to its intended submission for publication.  If such publication or other public disclosure contains references to Astex Technical Information or Confidential Information of Astex, then Astex may respond in writing promptly and in no event later than twenty (20) days (five (5) days in the case of abstracts) after receipt of the proposed material, with one of the following: (a) a statement that Astex has no concerns with the publication or (b) a specific statement of concern, based upon the need to seek patent protection if Astex reasonably demonstrates that the proposed disclosure contains Astex Technical Information licensed to GSK under Section 4(a) that should be maintained as confidential; or (c) an identification of Confidential Information owned by Astex that is contained in the publication reviewed that must be redacted prior to publication.  In the event of (b) above, GSK shall not submit such publication or to make such presentation until Astex is given a reasonable period of time, and in no event less than thirty (30) days, to seek patent protection for any Astex Technical Information in such publication or presentation which it believes is patentable.  Any Confidential Information of Astex shall, if requested by Astex, be removed.  In the event of a publication regarding the research or development of Licensed Compounds, whether such research or development was conducted during the term of the Original Agreement or under this Transfer Agreement, authorship and/or contributorship will be made in accordance with scientific publishing norms as set forth by the International Committee of Medical Journal Editors.

(g)         Clinical Trial Register.  GSK shall have the right to publish the results or summaries of results of all clinical trials conducted by or on behalf of GSK with respect to Licensed Compounds or Products in any clinical trial register maintained by GSK or its Affiliates and the protocols of clinical trials relating to such Licensed Compounds or Products on www.ClinicalTrials.gov (and/or in each case publish the results, summaries and/or protocols of clinical trials on such other websites and/or repositories as required by Applicable Law or GSK’s or its Affiliates’ policies).  Each such publication made in accordance with this Section 9(g) shall not be a breach of the confidentiality obligations provided in this Article 9.

10.       INDEMNIFICATION

(a)          By Astex.  Astex hereby agrees to defend, indemnify and hold harmless GSK and its Affiliates and their respective directors, officers, employees and agents (each a “GSK Indemnitee”) from and against any liabilities, losses, fines, penalties, damages, expenses (including reasonable attorney’s fees and expenses incurred in connection with the enforcement of this provision), to the extent based upon a Third Party Claim incurred after the Execution Date of this Transfer Agreement against GSK Indemnitees, including any actions in contract (including breach of warranty) or tort (including negligence, strict liability or commercial torts) alleging:

i.                                          any breach of any of the representations and warranties of Astex contained in Section 11(a) hereof;

ii.                                       the gross negligence, recklessness or willful misconduct of Astex, its Affiliates or agents; or

iii.                                    any development, manufacture or commercialization by Astex or its Affiliates or agents of any Astex Products, including any manufacture, storage, use, importation, sale, marketing, promotion or distribution of any Astex Products.

Items (i) through (iii) are hereinafter collectively referred to as a “GSK Loss.” Astex will have no obligation to indemnify GSK Indemnitees, to the extent that any GSK Loss is due to the negligence, recklessness, willful misconduct or otherwise caused by any GSK Indemnitee.  For clarity, with respect to any GSK Loss as defined in the Original Agreement that is incurred prior to the Execution Date of this Transfer Agreement, the provisions of Article 14 of the Original Agreement will apply.

(b)         By GSK. GSK hereby agrees to defend, indemnify and hold harmless Astex, and their respective directors, officers, employees and agents (each an “Astex Indemnitee”) from and against any liabilities, losses, fines, penalties, damages, expenses (including reasonable attorney’s fees and expenses incurred in connection with the enforcement of this provision), to the extent based upon a Third Party Claim incurred after the Execution Date of this Transfer Agreement against Astex Indemnitees, including any actions in contract (including breach of warranty) or tort (including negligence, product liability, strict liability or commercial torts) alleging:

i.              any breach of any of the representations and warranties of GSK contained in Section 11(b) hereof;

ii.             the gross negligence, recklessness or willful misconduct of GSK or its Affiliates or agents; or

iii.            any development or commercialization of any Product by GSK or its Affiliates, or agents, including without limitation, any manufacture, storage, use, importation, sale, marketing, promotion or distribution of any Product.

Items (i) through (iii) are hereinafter collectively referred to as an “Astex Loss.” GSK will have no obligation to indemnify Astex Indemnitees, to the extent that any Astex Loss is due to the negligence, recklessness, willful misconduct or otherwise caused by any Astex Indemnitee.  For clarity, with respect to any Astex Loss as defined in the Original Agreement that is incurred prior to the Execution Date of this Transfer Agreement, the provisions of Article 14 of the Original Agreement will apply.

(c)          Indemnification With Respect to Third Party Claims; Procedures.

i.                                          To be eligible to seek indemnification under this Article 10 in respect to a Third Party Claim, a GSK Indemnitee or an Astex Indemnitee (each, an “Indemnitee”) shall promptly give written notice thereof to the Party from whom indemnification is sought (“Indemnitor”) within a reasonable period of time after the assertion of such Third Party Claim by such Third Party; provided, that the failure to provide written notice of such Third Party Claim within a reasonable period of time will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is prejudiced by such failure.

ii.                                       The Indemnitor will have the right to assume the complete control of the defense, compromise or settlement of any Third Party Claim (provided that no settlement of any Third Party Claim will include any admission of wrongdoing on the part of an Indemnitee or the invalidity, unenforceability or absence of infringement of any patent owned in whole or part by the Indemnitee, and shall not grant any right inconsistent with the terms of this Transfer Agreement, without the prior express written consent of such Indemnitee, which consent shall not be unreasonably withheld), including, at its own expense, employment of legal counsel reasonably acceptable to the Indemnitee. At any time thereafter the Indemnitor will be entitled to exercise, on behalf of the Indemnitee, any rights which may mitigate the extent or amount of such Third Party Claim; provided, that if the Indemnitor has exercised its right to assume control of such Third Party Claim, the Indemnitee (A) may, in its sole discretion and at its own expense (which expense will not be subject to indemnification hereunder), employ legal counsel to represent it (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitee shall be required to confer and cooperate with such counsel of the Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnitor; (B) shall, at its own expense, make available to Indemnitor those employees, officers and directors of Indemnitee whose assistance, testimony or presence is necessary or appropriate to assist the Indemnitor in evaluating and in defending any such Third Party Claim; provided, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee); and (C) shall otherwise fully cooperate with the Indemnitor and its legal counsel in the investigation and defense of such Third Party Claim.

iii.                                    The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

(d)         Reservation. If the Parties acting in good faith cannot agree as to the applicability of Section 10(a) and/or 10(b) to a particular Third Party Claim, then each Party (and its respective Indemnitees) reserves the right to conduct its own defense of such Third Party Claim and seek indemnification from the applicable Party upon its resolution.

11.      REPRESENTATIONS

(a)          Of Astex. Astex hereby represents and warrants to GSK as of the Execution Date that:

i.                                          Astex is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Transfer Agreement and to perform its obligations hereunder. The execution and delivery of this Transfer Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Astex. This Transfer Agreement has been duly executed and delivered by Astex and constitutes the valid, binding and enforceable obligation of Astex, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect.

ii.                                       Astex is not subject to, or bound by, any provision of:

A.           any articles or certificates of incorporation or by-laws;

B.             any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction; or

C.             any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

in each case, that will prevent, or be violated by, or under which there will be a default as a result of, nor is the consent of any Third Party required for, the execution, delivery and performance by Astex of this Transfer Agreement and the obligations contained herein.

iii.                                    Astex will obtain all of the applicable government authorizations, consents, approvals, licenses, filings or registrations required for it to perform its obligations hereunder;

iv.                                   Astex has the right to grant the license it purports to grant to GSK with respect to Astex Technical Information under Section 4(a) of this Transfer Agreement;

v.                                      Astex owns the entire right and title in and to the Transferred Assets and has the right to convey its interest in the Transferred Assets to GSK as provided in this Transfer Agreement, free and clear of all liens.

vi.                                   Astex has received no notice (A) that any of the Astex Patents are invalid or unenforceable; or (B) of any settled, pending or threatened claim or lawsuit or legal proceeding of a Third Party against Astex alleging that Astex Patents infringe or misappropriate in part or in whole the intellectual property or

Intellectual Property Rights of such Third Party;

vii.                                Astex has not granted any right or license to any Third Party relating to any of the Astex Patents, Astex Technical Information or Astex Know-How that would materially conflict with any of the rights or licenses granted to GSK hereunder;

viii.                             Astex has provided GSK with a complete and accurate copy of the Proteros Agreement and the WuXi Agreement, as each such agreement is in effect as of the Execution Date, and Astex is not aware of any current material breach of the Proteros Agreement or WuXi Agreement that would give the applicable Third Party the right to terminate the same;

ix.                                     All employees of Astex that performed work on the Project under the Original Agreement are now and were at the time of performing work on the Project under the Original Agreement, under the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, if any, to Astex as the sole owner thereof; and

x.                                        Astex has not willfully withheld from GSK any material data or information with respect to any or all of the Compounds that are part of the Transferred Assets as of the Execution Date.

(b)         Of GSK. GSK hereby represents and warrants to Astex as of the Execution Date that:

i.                                          GSK is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Transfer Agreement and to perform its obligations hereunder. The execution and delivery of this Transfer Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of GSK. This Transfer Agreement has been duly executed and delivered by GSK and constitutes the valid, binding and enforceable obligation of each of them, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect.

ii.                                       GSK is not subject to, or bound by, any provision of:

A.           any articles or certificates of incorporation or by-laws;

B.             any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or

C.             any judgment, order, writ, injunction or decree or any court, governmental body, administrative agency or arbitrator,

in each case, that will prevent, or be violated by, or under which there will be a default as a result of, nor is the consent of any Third Party required for, the execution, delivery and performance by GSK of this Transfer Agreement and the obligations contained herein.

(c)          Mutual Covenants. Each Party hereby covenants to the other Party that:

i.                                          In each case to the best of each Party’s knowledge as of the Execution Date, it has not knowingly employed and in the future shall not knowingly employ any individual or entity debarred by the FDA (or subject to a similar sanction of EMA), or any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of the activities or clinical trials contemplated hereunder. Further, to the best of each Party’s knowledge as of the Execution Date, it has not knowingly retained or used a contractor or consultant that has been debarred by the FDA (or subject to a similar sanction of EMA), or which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of the activities contemplated hereunder;

ii.                                       Each Party shall notify the other Party in writing promptly in the event that it has actual knowledge of the material breach of any covenant under this Section 11(c) or the material breach of any representation or warranty provided by Astex under Section 11(a) or by GSK under Section 11(b).

(d)         Disclaimer of Warranties.  EXCEPT AS SET FORTH EXPRESSLY IN THIS SECTION 11(d), EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AND CONDITIONS OF ANY KIND, EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND/OR NON-INFRINGEMENT OF THE INTELLECTUAL RIGHTS OF THIRD PARTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BOTH PARTIES DISCLAIM ANY WARRANTY AS TO: (I) THE SUCCESS OF ANY RESEARCH OR DEVELOPMENT ACTIVITY OR CLINICAL TRIAL, STUDY OR TEST COMMENCED UNDER THIS AGREEMENT; OR (II) REGULATORY APPROVAL, PRODUCT INTRODUCTION, SAFETY, USEFULNESS OR COMMERCIAL SUCCESS OF ANY LICENSED COMPOUND OR PRODUCT.

12.       GOVERNING LAW; DISPUTE RESOLUTION

(a)          Governing Law; Jurisdiction; Venue.

i.                                          This Transfer Agreement and any dispute arising from the performance or breach hereof, and any dispute resolution conducted thereby, will be governed by and construed in accordance with the laws of the State of Delaware, excluding its rules governing conflicts of laws.

ii.                                       Except as set forth in Section 12(b) below, each Party hereby irrevocably submits to the exclusive jurisdiction of (i) the courts of the State of Delaware (each a “State Court”) and (ii) the United States Court for Delaware (the “District Court”), for the purposes of any action, suit or proceeding arising out of this Transfer Agreement or out of any transaction contemplated hereby.  Each Party agrees to commence any action, suit or proceeding either in the District Court or if such action, suit or proceeding may not be brought in the District Court for jurisdictional reasons, in a State Court. Each Party further agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth below will be effective service of process for any such action, suit or proceeding in the District Court or State Court with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Transfer Agreement or the transactions contemplated hereby in the District Court or State Court, hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, hereby and thereby further irrevocably and unconditionally waives its right to a jury trial.

(b)         Dispute Resolution.

i.                                          Initial Efforts. The Parties recognize that disputes as to certain matters may arise during the term hereof which relate to either Party’s rights and/or obligations hereunder. Unless otherwise set forth in this Transfer Agreement, in the event of a dispute arising under this Transfer Agreement between the Parties, either Party shall have a right to refer such dispute to the Chief Executive Officer of Astex and the Senior Vice President of Cancer Research at GSK, or their designees or successors (collectively, the “Executive Officers”), and such Executive Officers shall attempt in good faith to resolve such dispute.  If the Parties are unable to resolve a given dispute pursuant to this Section 12(b)i within thirty (30) days of referring such dispute to the Executive Officers, then the dispute shall be submitted to arbitration pursuant to Section 12(b)ii.

ii.                                       Arbitration. Any controversy or dispute that pursuant to the express terms of this Transfer Agreement is subject to arbitration (“Arbitratable Dispute”) that the Parties are unable to resolve pursuant to Section 12(b)i, shall be submitted to binding arbitration. Despite the foregoing, Arbitratable Disputes will not include controversies or disputes relating to validity or enforceability of patents, ownership of intellectual property, scope of license grants, and patent claim interpretation.

A.           The arbitration will be conducted in New York, New York, U.S.A. except as may otherwise be agreed by the Parties, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (“Rules”). Each Arbitratable Dispute shall be submitted to a single neutral arbitrator appointed in accordance with the Rules within fifteen (15) days after the commencement of the arbitration period. Each Party must bear its own attorneys’ fees, witness’ fees and associated costs and expenses. Other than attorneys’ fees and expenses, the costs of arbitration shall be borne equally by the Parties. Any judgment or decision rendered by the arbitrator will be binding upon the Parties and will be enforceable by any court of competent jurisdiction. Any arbitration hereunder will commence within thirty (30) days after appointment of the arbitrator. The arbitrator will make final determinations as to any discovery disputes and all other procedural matters in accordance with the Rules. If any Party fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrator, then the arbitrator will fix a reasonable time for compliance, and if the Party does not comply within such period, then a remedy deemed just by the arbitrator, including an award of default, may be imposed. The decision of the arbitrator shall be rendered no later than one hundred and eighty (180) days after commencement of the arbitration period.

B.             Arbitratable Disputes will be decided in accordance with the foregoing provisions of this Section 12(b)ii and the following:

1.               Each Party to the arbitration shall prepare a written report setting forth its position or proposal with respect to the Arbitratable Dispute, and shall submit such report to the arbitrator within the later of (I) forty-five (45) days following a request by either Party for such arbitration, or (II) ten (10) days after selection of the arbitrator.

2.               The arbitrator will limit discovery as reasonably practicable to complete the arbitration in the foregoing time frames.

3.               The arbitrator shall select one of the requested positions as its decision, and will not have the authority to render any substantive decision other than to so select the position of either Party. The final decision of the arbitrators under this Section 12(b)ii with respect to the Arbitratable Dispute, will be limited to a finding fully in favor of one Party’s position, and no compromise or split decisions will be allowed.

(c)          Injunctive Relief. Notwithstanding any other provision of this Section 13, either Party, at any time, may seek from a court of competent jurisdiction any interim or provisional injunctive relief that may be necessary to protect the rights or property of that Party.

13.       MISCELLANEOUS

(a)          Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Transfer Agreement for failure or delay in fulfilling or performing any term hereof, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire; flood; earthquake; tornado; embargo; government regulation; prohibition or intervention; war; act of war (whether war be declared or not); insurrection; act of terrorism; riot; civil commotion; strike; act of God or any other cause where failure to perform is beyond the reasonable control and not caused by the negligence or misconduct of the affected Party (“Force Majeure Event”) so long as the affected Party has used reasonable efforts to avoid, mitigate and/or overcome the effects of the Force Majeure Event.

(b)         Severability. Both Parties hereby expressly acknowledge and agree that it is not the intention of either Party to violate any public policy, statutory or common law, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and specifically agree that if any word, sentence, paragraph, clause or combination thereof herein is found by a court or executive body with judicial powers having jurisdiction over this Transfer Agreement or any of the Parties in a final unappealable order, to be in violation of any such provisions in any country or community or association of countries, then in such event such words, sentences, paragraphs, clauses or combination will be inoperative in such country or community or association of countries (or reformed, for example, to apply for a shorter period of time, such that their effect is in compliance with law) and the remainder hereof will remain binding upon the Parties.

(c)          Notices. Any notice required or permitted to be given hereunder shall be in writing and will be deemed to have been properly given if delivered by an internationally recognized overnight delivery service, delivery confirmation requested (e.g., FedEx) to the addresses given below for each Party or such other addresses as may be designated in writing by the Parties from time to time during the term hereof. Any such notice will be deemed received on the first business day after posted with the courier.

If to Astex, addressed to:                             Astex Pharmaceuticals, Inc.

4140 Dublin Blvd., Suite 200

Dublin, CA 94568

Attn: Legal Dept.

Facsimile: (925) 551-6483

If to GSK, addressed to:                                    GlaxoSmithKline, LLC

1250 South Collegeville Road

Collegeville, PA  19426

Attn: VP, Business Development, Oncology

Facsimile: (610) 917-4830

with a copy to:                                                                                    GlaxoSmithKline, LLC

2301 Renaissance Boulevard

King of Prussia, PA 19406-2772

Vice President and Associate General Counsel,

Business Development Transactions

(d)         Assignment. This Transfer Agreement may not be assigned or otherwise transferred, in whole or in part, by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld; provided, that either Party may, without such consent, assign this Transfer Agreement (i) to any entity that succeeds to all or substantially all of such Party’s business or assets to which this Transfer Agreement relates; and/or (ii) to an Affiliate. Any purported assignment in violation of the preceding sentence will be null and void.  Except as otherwise expressly provided herein, any permitted assignee shall assume all obligations of its assignor hereunder. Subject to the foregoing, this Transfer Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assignees.

(e)          Performance by Affiliates. Each of Astex and GSK acknowledge that their obligations and rights hereunder may be performed and exercised by Affiliates of Astex and GSK, respectively. Obligations of the Party for which one of its Affiliates is performing hereunder will be deemed to extend to such performing Affiliate. Each of Astex and GSK guarantee performance hereof by its Affiliates. Wherever herein the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Transfer Agreement, amend the terms hereof or act contrary to its terms in any way. If a Party’s Affiliate breaches any aspect hereof in the performance of any activity which has been delegated to such Affiliate, then the other Party will be entitled to proceed against the Party whose Affiliate so breached, and will not first be required to proceed against the Affiliate that so breached.

(f)            Waiver. The failure or delay of a Party to enforce or to exercise, at any time for any period of time, any provisions hereof or any right or remedy hereunder will not be construed as a waiver of such provision or right or remedy or of the right of such Party thereafter to enforce or exercise the same; provided that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy. The written waiver by either Party of a breach of any term or provision hereof by the other Party will not be construed as a waiver of any subsequent breach.

(g)         No Implied Licenses. Except as expressly and specifically provided hereunder, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other Intellectual Property Rights.

(h)         Independent Contractors. The Parties agree that the relationship of Astex and GSK established by this Transfer Agreement is that of independent contractors. Furthermore, the Parties agree that this Transfer Agreement does not, is not intended to, and will not be construed to, establish a partnership or joint venture, and nor will this Transfer Agreement create or establish an employment, agency or any other relationship. Neither Party will have any right, power or authority, nor will they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

(i)             No Third Party Beneficiaries. All rights, benefits and remedies hereunder are solely intended for the benefit of Astex and GSK, and no Third Party, Affiliate or Sublicensee will have any rights whatsoever to (i) enforce any obligation contained herein; (ii) seek a benefit or remedy for any breach hereof; or (iii) take any other action relating to this Transfer Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

(j)             Limitation of Liability.

i.                                          IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL,

CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.  IN NO CASE WILL EITHER PARTY BE LIABLE FOR ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY TO ANY THIRD PARTY; AND

ii.                                       NOTHING IN THIS SECTION 13(j) IS INTENDED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER SECTION 10 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY, BREACH OF SECTION 9, FRAUDULENT OR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

(k)          Other Obligations. Except as expressly provided herein or as separately agreed upon in writing between Astex and GSK, each Party shall bear its own costs incurred in connection with the implementation of the obligations hereunder.

(l)             Further Assurances. At any time or from time-to-time on and after the Execution Date, either Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents consistent with the provisions hereof, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits hereof and the transactions contemplated hereby.

(m)       Governmental Matters.

i.                                          Governmental Filings. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Transfer Agreement or a notification thereof with any governmental authority, including without limitation the US Securities and Exchange Commission and the Competition Directorate of the Commission of the European Communities, in accordance with Applicable Law, such Party may do so, and the other Party shall reasonably cooperate in such filing or notification and shall execute all documents reasonable required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to the activities or inquires of any such governmental authority relating to this Transfer Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.

ii.                                       License Registrations. GSK may, at its expense, register the license granted hereunder in any country of, or community or association of countries in, the Territory. Astex shall reasonably cooperate in such registration at GSK’s expense. Upon request by GSK, Astex agrees promptly to execute any “short form” licenses developed in a form reasonably acceptable to both GSK and Astex and reasonably submitted to it by GSK from time to time in order to affect the foregoing registration in such country. No such “short form” license will be deemed to amend or be used to interpret this Transfer Agreement. If there is any conflict between such a license or other recordation document and this Transfer Agreement, this Transfer Agreement will control.

(n)         Headings. The Section and paragraph headings contained herein are for ease of reference purposes only and will not affect in any way the meaning or interpretation of any provision contained herein.

(o)         Counterparts. This Transfer Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same document. A facsimile, telecopy or other reproduction of this Transfer Agreement may be executed by one or more of the Parties and delivered by such Party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery will be considered valid, binding and effective for all purposes. At the request of a Party, all Parties agree to execute and deliver an original of this Transfer Agreement as well as any facsimile, telecopy or other reproduction hereof.

(p)         Amendment. The Parties may amend, modify or alter any of the provisions hereof, but only by a written instrument that explicitly refers to the provisions hereof which are being amended and is duly executed by both Parties.

(q)         Entire Agreement. This Transfer Agreement together with the attached Exhibits constitute the entire agreement, both written or oral, between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between GSK and Astex with respect to such subject matter, including the Original Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

The Parties have caused this Asset Transfer Agreement to be executed by their duly authorized representatives as of the Execution Date.

GLAXOSMITHKLINE LLC		ASTEX PHARMACEUTICALS, INC.

By:	/s/ William J. Mosher	By:	/s/ James S.J. Manuso
Name:	William J. Mosher	Name:	James S.J. Manuso
Title:	Company Secretary	Title:	Chairman and CEO

EXHIBITS and SCHEDULES

Exhibit A	Licensed Compound Structures
Exhibit B	Proteros Structures
Exhibit C	Example of How Net Sales is Calculated
Exhibit D	Draft Assignment Agreement
Schedule 1	Transferred Assets
Schedule 2	Quinoline Series Patents and Patent Applications

EXHIBIT A

LICENSED COMPOUND STRUCTURES

Chemotype I

1.             A compound of formula (IA), (IB) or (IC):

[***]

*** CONFIDENTIAL TREATMENT REQUEST

Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Chemotype II

1.             A compound of formula (I) or a pharmaceutically acceptable salt thereof:

[***]

*** CONFIDENTIAL TREATMENT REQUEST

Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT B

PROTEROS STRUCTURES

None as of the Execution Date.

EXHIBIT C

EXAMPLE OF HOW

COMBINATION NET SALES IS CALCULATED

Combination Product Calculation

		Cumulative						Weighted
		%	% of	List Price	List Price		Ratio A	Ave
		of Total	80%	Product	Product	Total Price	to Total	Ratio A
Market	Net Sales	Sales	Basket	A*	B*	A+B	A/(A+B)	to Basket
UNITED STATES (PH)	98000	45.6%	57.0%	206.05	133.75	339.80	60.6%	34.5%
FRANCE (PH)	19000	54.4%	11.0%	126.91	94.06	220.97	57.4%	6.3%
ITALY (PH)	12000	60.0%	7.0%	89.59	81.75	171.34	52.3%	3.6%
UNITED KINGDOM (PH)	8000	63.7%	4.7%	152.14	110.98	263.12	57.8%	2.7%
PORTUGAL (PH)	7000	67.0%	4.1%	133.62	79.28	212.90	62.8%	2.6%
SPAIN (PH)	6500	70.0%	3.8%	120.65	78.12	198.77	60.7%	2.3%
MEXICO (PH)	6000	72.8%	3.5%	108.89	53.27	162.16	67.1%	2.3%
RUSSIA (PH)	4500	74.9%	2.6%	122.40	63.15	185.55	66.0%	1.7%
BELGIUM (PH)	3900	76.7%	2.3%	139.79	99.88	239.67	58.3%	1.3%
TAIWAN (PH)	3600	78.4%	2.1%	102.90	61.32	164.22	62.7%	1.3%
GERMANY (PH)	3500	80.0%	2.0%	194.26	161.40	355.66	54.6%	1.1%

Total Sales of 80% basket	172,000							59.9%
Total Combination Sales	215,000

* Can be adjusted to take into account situations where individual pack sizes differ from pack sizes used for combination

EXHIBIT D

DRAFT ASSIGNMENT AGREEMENT

The Parties will enter into an Assignment Agreement with respect to the Transferred Assets within thirty (30) days of the Execution Date.

SCHEDULE 1

TRANSFERRED ASSETS

1.     All Compounds in whatever form, including both dry powder solids and available DMSO stock solutions.

2.     Proposals, experiments and data used to prepare Compounds including database, synthetic procedures, tabulated analytical data for patent filing, SAR Tables, Mass Spec study reports.

3.     All test data for the Compounds, whether developed internally or by third party vendors. Examples of such data include selectivity profiling reports, hERG reports, liver microsome reports, CYP inhibition profiling reports, Mouse PK reports, Mouse PK on-going study information, first order kinetic reports, and whole blood assay proposal.

4.     Biological reagents that were provided by GSK under the Master Materials Transfer Agreement entered by the Parties effective July 15, 2010, and Transfer Orders 1, 2 and 3 entered thereunder.

5.     Major cost third party (provided or developed) reagents that were acquired solely and specifically for the performance of the Project under the Original Agreement, including cell lines.

6.     Biological assay protocols specific to the conduct of the Project under the Original Agreement.

7.     Proteros deliverables in Astex’ possession; Astex will arrange for the delivery of deliverables not in Astex’ possession to GSK.

8.     The Proteros Agreement and all associated Work Orders.

9.     WUXI deliverables directly related to the performance of the Project under the Original Agreement in Astex’ possession; Astex will arrange for the delivery of deliverables not in Astex’ possession to GSK.

10.   A review of other relevant third party vendors to determine if there are deliverables or contractual relationships that may be transferred to GSK, with the consent of such vendors, where applicable.

11.   Astex Patents and their respective underlying documentation.

12.   Copies of the relevant laboratory notebook pages related to the conduct of the Project.

SCHEDULE 2

QUINOLINE SERIES PATENTS AND PATENT APPLICATIONS

Seed 670095	Title	Appl. No. Patent No.	Filing Date	Status
42001CN	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	200880119829.6	10-Oct-2008	Published
42001EP	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	08836991.3	10-Oct-2008	Published
42001JP	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	2010-529074	10-Oct-2008	Published
42001PC	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	PCT/US2008/079486	10-Oct-2008	Converted
42001TW	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	097139109	09-Oct-2008	Published
420C1	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	11/959181 7790746	18-Dec-2007	Granted
420C2	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	12/422067 7939546	10-Apr-2009	Granted
420CA	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	2664631	12-Oct-2007	Pending
420CN	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	200780042898.7	12-Oct-2007	Published
420D1	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	13/047635	14-Mar-2011	Published
420EP1	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	10000636.0	12-Oct-2007	Published
420HK	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	10109727.9	12-Oct-2007	Published
420JP	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	2009-532619	12-Oct-2007	Published
420KR	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	10-2009-7009745	12-Oct-2007	Published
420PC	QUINOLINE DERIVATIVES FOR MODULATING DNA METHYLATION	PCT/US2007/081321	12-Oct-2007	Converted